Notice of Establishment and Registration of Business

NO. 2800000120200910A205
Unified Social Credit Code:
MA1JDUYT22 91310116

Zhao Xingxian:

Upon examination, the application for registration of the establishment / operation of Wude Agricultural Technology (Shanghai) Co., Ltd.,

The application materials are complete and conform to the legal form. Our bureau decides to grant establishment / registration.

上海市金山区市场监督管理局
2020年09月29日
企业登记专用章

Registrar:

Note this document is in duplicate, one copy is served on the applicant and one copy is retained by the registration authority. This copy is delivered to the applicant.